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                                                                    Exhibit 10.6

The following Exhibit No. 10.6 constitutes a fair and accurate English translation of the original copy of this document.

                                  /s/ Douglas G. Scrivner
                                  ----------------------------------
                                  Douglas G. Scrivner
                                  General Counsel and Secretary of Accenture Ltd

Dear Mr. ______________,


In the framework and as a consequence of the process of reorganization of our Group (Group means the company a subsidiary or holding company for the time being of the Company or an Affiliate of any of the foregoing from time to time), the necessity to reconsider ex novo certain aspects of your employment relationship in your position of manager of the Company has arisen.

It is our intention to specify herebelow said aspects which are to be considered in the framework also of the International scenario of our Group and of the relevant provisions and initiatives, including the ones agreed on international level, to which you have participated and will continue to participate.

The following is to implement the abovementioned reorganization, it being provided that, your position as shareholders of entities of the Group (with reference to the different forms used in the past and which will be used in the future) is and remain separate from your employment relationship as manager of the Company.

It is agreed that:

A) you shall render your activity as an employee of our Company in the position of industrial manager, without prejudice - to all legal and contractual effects - of your seniority in such position in the Company.

      Your employment relationship is for an undetermined period of time and, for those matters not expressly agreed upon in individual agreements,


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and provided that no other treatment applies, is ruled by the collective labour agreement for Italian industrial managers and is subject to Italian law.

          Your duties in your position of Partner/Manager shall not be modified, without prejudice to the Company's reorganization and variation rights.



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B)  As our Company is associated and makes reference to the economic enterprise of the Accenture Group, your activity may be utilized also in favour of companies similarly associated to such Group or which may be associated in the future to it, also by way of your appointment in corporate bodies, such possible appointment having been taken into account in determining your salary. Therefore, any possible compensation deriving from such appointments in corporate bodies shall be repaid to the Company.

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C)  You shall render your services on an exclusive basis in favour of our
Company and of its above mentioned associated companies.

     Without prejudice of the obligations which are peculiar to such employment relationship, in addition to those specifically indicated in art. 2105 of Civil Code, you shall not carry out and/or have, either directly or indirectly, even through third parties, any activity or interest, including shareholding participation or other business interests, contrary to the interest of our Company and of its associated companies.


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D) The seat of your activity shall remain not varied, and namely
_________________.

          Your duties and functions entail in any case the possible necessity of travelling, according to the Company's requirements, in Italy and abroad.

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E) You shall perform your activity without being bound to working time and you shall organize your activity in such a way as to ensure the effectiveness of your direct responsibility as well as the regular enjoyment of daily and weekly rests.

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F) You shall keep strictly confidential all news and information you become aware of for cause of your employment relationship, including all information relating to subsidiaries, controlling and/or associated companies, both in the framework of the current provisions concerning fiduciary duties, pursuant to art. 2105 of Civil Code, and confidentiality, pursuant to arts 622 and 623 of the Criminal Code (as modified and integrated to safeguard confidentiality in data processing as per law no. 547/93), and as a consequence of specific covenant. It is understood and agreed that all programs and industrial and commercial procedures of the Company and its associated companies, information concerning their business, methodological and technological procedures (including software and systems utilized by them),


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training methods and material, in whatever form (data processing, papers, magnetic or others), as well as all subjective or objective news relating to the Company's business and/or its clients, even if procured by you, shall be included in this confidentiality obligation.

You further undertake that, at the end of your relationship, for whatever reason, you will deliver to the Company all documents concerning the activity carried out during your employment relationship, as well as any other document of whatever nature, also informatics or magnetic, at your disposal, however connected with the business of the Company and its associated companies, and that you will not make and keep any copy therof and deliver back to the Company and its associated companies any asset owned by any of the foregoing.

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G)  You shall respect the Company's internal policies. Existing benefits and policies shall remain in place including policies determined by Accenture Group as far as they are compatible with Italian laws, without any prejudice to the Company's right to vary, substitute and/or cancel them.

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H)  In consideration of your entire activity and of any obligation it is agreed that, effective as of September 1, 2001, you will receive:

         1) a fixed annual gross salary equal to ITL __________. Such amount shall be paid to you according to the items of the sal-

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         ary table for industrial managers and in thirteen monthly salaries; and

     2) an annual premium conditioned upon certain targets of the Accenture Group being reached, such targets to be communicated to you separately from time to time. For the first year (September 1, 2001 - August 31, 2001) this premium shall be equal to ITL ______________, being reached the Group targets which shall be separately communicated; such premium shall be paid to you at the end of each fiscal year (from _________ to ________) and anticipated payments may be made on a quarterly basis, subject to final adjustment.

Possible additional premiums and incentives might be provided for at the Group level on the basis of your individual performance.

Stock Option plans shall be provided for and subject to regulatory approval and any participation in the plans will be subject to the terms and conditions as amended from time to time by the Company.

It is agreed that, as a consequence of the agreement of the parties, until the effective date of the new salary starting from September 1, 2001, you shall receive for the period from June 1, 2001 until August 31, 2001 the gross total amount equal to ITL ______________ as consideration for all and any activity and obligation.

This amount shall be paid in three monthly instalments.

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I)  The level of the above salary has been determined taking into account the contents and particular characteristics of the employment relationship. It is personal and on a "most profitable" basis, every cumulative compensations being expressly excluded.

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L)  You will have also the right to participate to the integrative pension Fund
Prometheia, substituting the Previndai contractual fund.

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M)  Any inventions concerning products as well as technical means of production, process methods or techniques, even of software development you may develop during the term of your employment relationship shall be included in the scope of your duties. All rights on such inventions and on their economical and commercial exploitation shall be to the benefit of the Company, without prejudice to your right of being recognized as being the author of same.

All the above has been taken into account in the determination of your salary.

You undertake, in addition to and as an integration of your obligations described under point F) above, not to disclose any data, and to maintain strictly confidential all information concerning such inventions and processes and processing methods used by the Company.

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N)   Upon termination of the employment relationship due to withdrawal of any of the parties, in whatever form and for any reason whatsoever, you shall not, for a period of 18 months carry out, directly or indirectly, any entrepreneurial activity, nor will you render your services as an employee, consultant, agent or in whatever other form, also by means of occasional or permanent shareholding, with or without subordination and with or without payment of any consideration, together with or in favour of individuals, companies, enterprises, associations or, in general, any entity carrying out consulting, production and/or commercial activities in competition with the activity carried out by our Company and its associated companies to which you shall have posted to render your activity or in favour of which you shall have carried out any duty; or companies carrying out activities which are auxiliary to the above mentioned activities by organization, consulting or advertising bodies. The following activities shall be considered in competition: planning, production and realisation, start-up, maintenance and management, of the core and application information computer systems, in the framework of the layout structure of industrial, administrative, commercial and operating processes in general, of human resources development organisation, strategies and information technology and consulting services, in favour of companies of any kind, industrial, banking, insurance and financial groups, private or public institutions.

Moreover, data processing, accounting services and administration service management, such as, by way of exemplification, , development, management and maintenance, filing and storage of documents and data banks, in favour of third parties, including government institutions.

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Other support services as well as non financial lease of software, electronic and telecommunication equipment in addition to the supply information consulting services.

The non competition obligations provided for herein, shall include the obligation not to solicit clients of the Company and of Accenture Group.

Such non competition obligations shall be limited to the following territories of the Italian Republic: Piemonte, Lombardia, Emilia Romagna, Veneto, Toscana, Lazio, Campania and Sardegna.

Such non competition obligations shall be limited to the following Companies:

_______________________________________________________________________________

     In consideration of this non competition obligation you shall be paid a gross annual amount equal to 20% of your last annual salary as determined in preceding point H n. 1 and 2, to be referred to 18 months, and therefore equal to 30% of your last yearly salary. Such amount shall be paid, pro-rata, at the end of each six-month period of duration of this non competition covenant.

In order to allow control on the fulfilment of such obligation by you, you shall notify to the Company, by registered mail, the kind of activity you are carrying out in the period of duration of this non competition obligation, as well as any modification of same.

In case of any breach by you of this non competition covenant, you shall be bound to repay the relevant consideration and any portion thereof already received, and to pay, as a penalty, a sum equal to three times the entire amount of the consideration, without prejudice to any for further damages.

Our Company shall be entitled to withdraw from this non-competition agreement at any time during the employment relationship.

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O)   You further expressly undertake, for a period of 18 months after the termination, for whatever reason, of your employment relationship, not to contact and solicit, directly or through third parties, and/or on behalf of any third parties, any employees of the Company or of its associated companies, to the purpose of inducing them to breach their obligations deriving from their employment, or to the purpose of inducing them to terminate their employment relationships with the Company or companies associated to it.


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Please return to us the attached copy of this letter signed by you for acceptance of same, and the specific acceptance of clauses (B) compensation, (C) no participation to third parties activities, (G) benefits and policies, (I) nature of the salary, (N-O) non competition covenant.

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